Exhibit 21.1

Subsidiaries and Affiliates of the Registrant

NETGEAR, Inc.

NETGEAR International, Inc.

NETGEAR Global, Inc.

NETGEAR Japan, KK

NETGEAR Deutschland GmbH

NETGEAR Technologies India Private Limited

NETGEAR Taiwan Co., Ltd.

NETGEAR Netherlands B.V.

NETGEAR UK Limited

NETGEAR Austria GmbH

NETGEAR Cyprus Ltd.

NETGEAR International, Ltd.

NETGEAR Holdings, Ltd.

Netgear Poland sp Z.o.o

SkipJam Corp.

Netgear Asia Holdings Ltd.

Netgear Hong Kong Ltd.

Netgear Switzerland GmbH

Netgear do Brasil Produtos Electronicos Ltda

Netgear Norway AS

Netgear (Beijing) Network Technology Co, Ltd.

Netgear Asia Pte Ltd.

Infrant Technologies, LLC

Netgear Czech Republic s.r.o.

Netgear New Zealand

Netgear Australia Pty Ltd.

Netgear Mexico S de R.L. de CV